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                                                                     Exhibit 3.6


                                     BYLAWS

                                       OF

                         AMERISERVE TRANSPORTATION, INC.


                                    ARTICLE I

                             SHAREHOLDERS' MEETINGS

     1. The annual meeting of the shareholders shall be held on the third Monday of the second month following the close of the Corporation's fiscal year, at the offices of the Corporation in Omaha, Nebraska, or it may be held at such other place within or without the State of Nebraska when agreed to in writing or by telegram by a majority of the shares entitled to vote thereat. Ten (10) days, written notice of said meeting shall be necessary to be given by the Secretary or an Assistant Secretary. At the annual meeting the shareholders shall elect a Board of Directors, who need not be elected by ballot, to serve for a term of one year, or until their successors are elected and qualified.

     2. Special meetings of the shareholders may be held at anytime upon call of the Chairman of the Board of Directors or the President or a Vice President. Not less than ten (10) nor more than fifty (50) days' written or telegraphic notice stating the place, day and hour of any special meeting of the shareholders, specifying the purpose or purposes of the special meeting, shall be mailed or telegraphed to each shareholder of record at his last known address as shown by the books of the Corporation. Any shareholder may waive such notice either before or after the time when such meeting is held.

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     3.   The presence, either in person or by proxy, of the holders of the majority of the capital stock issued and outstanding, shall constitute a quorum at all meetings of the shareholders. The vote of a majority of shares present at any meeting at which there is a quorum shall be required to constitute an action by shareholders.

                                   ARTICLE II

                                    DIRECTORS

     1. The Board of Directors shall consist of not less than three (3) members nor more than seven (7) members, the exact number to be determined each year by the shareholders at their annual meeting; provided, that in cases when all of the shares of the Corporation are owned of record by either one or two shareholders, the number of Directors may be less than three (3) but not less than the number of shareholders. The Directors need not be shareholders and shall have the power to fill vacancies on the Board.

     2. The annual meeting of the Board of Directors shall be held at the same place as the annual meeting of the shareholders, immediately following the annual meeting of the shareholders, at which meeting the officers of the Corporation to serve the ensuing year, or until their successors are elected and qualify, shall be elected, and such other business as may be presented to the meeting may be transacted. No notice of the annual meeting need be given.

     3. Special meetings of the Board of Directors may be called for any purpose by the Chairman of the Board, or the President, or a Vice President, or the Secretary or an Assistant Secretary. At least two (2) days' notice of the time and place of a special meeting shall be mailed or telegraphed to a Director at his last known past office


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address, or delivered to a Director personally; but any Director may waive such notice in writing or by telegram either before or after the time when such meeting is held.

     4. The Board of Directors may remove any officer at any time, with or without cause and elect his successor.

     5. Meetings of the Board of Directors may be held at any place within or without the State of Nebraska.

                                   ARTICLE III

                                    OFFICERS

     1. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Vice President, a Secretary, a Chief Financial Officer, a Treasurer, and may include an Assistant Secretary and an Assistant Treasurer, and such other officers as may be designated from time to time by the Board of Directors. Any two (2) or more offices may be held by the same person.

     2. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he may be present and he shall have and exercise such powers and duties as may be enjoined upon him in these Bylaws.

     3. The President shall be the Chief Executive officer of the Corporation and shall have general direction and management of its business and internal affairs. He shall preside at all meetings of shareholders.

     4. A Vice President shall have and exercise the usual powers and duties of a vice president, subject to any enlargement or restriction of said powers or duties by the Board of Directors.


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     5.   A Chief Financial Officer shall have and exercise the usual powers and duties of a Chief Financial Officer, subject to any enlargement or restriction of said powers or duties by the Board of Directors,

     6. The Secretary and Treasurer shall respectively have and exercise the usual power and authority and perform the usual duties of a secretary or a treasurer, subject to any enlargement or restriction of said duties by the Board of Directors.

     7. An Assistant Secretary or an Assistant Treasurer shall respectively perform the duties of the Secretary or the Treasurer when necessary or convenient.

                                   ARTICLE IV

                                   FISCAL YEAR

     The fiscal year of the Corporation shall be fixed by resolution or motion of the Board of Directors and in absence of such formality shall be shown on the tax records of the Corporation.

                                    ARTICLE V

                                  MISCELLANEOUS

     1. Whenever any notice is required in these Bylaws to be given, such notice shall be deemed to be sufficient and duly and properly given when mailed, or, if telegraphed, when delivered to the telegraph company. Such notice shall be deemed to have been given on the date of such mailing or delivery to the telegraph company.

     2. The Board of Directors shall have the power and authority by motion or resolution to conduct the affairs of the Corporation as to any matter not covered by these Bylaws.


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     3.   The presence of a shareholder or a Director at any meeting provided for in these Bylaws constitutes a waiver by him of notice of the time, place and purpose of such meeting.

     4. Vacancies in any of the offices by death, resignation, removal, or otherwise, may be filled by the Directors.

     5. Any notice required to be given under these Bylaws may be waived in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein.

                                   ARTICLE VI

                                   AMENDMENTS

     These Bylaws may be amended from time to time by the Board of Directors


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